Exhibit 5.1

Marex Group plc	Herbert Smith Freehills LLP
155 Bishopsgate	Exchange House
London EC2M 3TQ	Primrose Street
United Kingdom	London EC2A 2EG
T +44 (0)20 7374 8000
F +44 (0)20 7374 0888
DX28 London Chancery Lane

www.herbertsmithfreehills.com

Our ref
6506/31059030

Date
26 April 2024

By email

Dear Sir or Madam

Marex Group plc

1.	INTRODUCTION AND SCOPE

1.1

We have acted as English legal advisers to Marex Group plc, a public limited company organised under the laws of England and Wales (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (the “Securities Act”) relating to the registration of up to 11,418,785 Ordinary Shares of nominal value of US$0.001551 each of the Company (the “Shares”), including existing Shares in issue at the date of this opinion (“Existing Shares”) and new Shares (“New Shares”) issuable, in each case, under: (i) the Marex Group Limited 2007 Employee Share Purchase Plan; (ii) the Marex Group plc 2021 Deferred Bonus Plan (the “2021 Deferred Bonus Plan”); (iii) the Marex Group plc 2022 Deferred Bonus Plan (the “2022 Deferred Bonus Plan”); (iv) the Marex Group plc Retention Long Term Incentive Plan (the “Retention LTIP”); (v) the Marex Group plc Long Term Incentive Plan (the “LTIP”); (vi) the Marex Group plc Employee Share Purchase Plan (the “ESPP”); and (vii) the Marex Group plc Global Omnibus Plan (the “Omnibus Plan” and together, the “Share Plans”).

1.2	We are solicitors qualified in England and Wales. We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.

1.3	This opinion and any non-contractual obligations arising out of it or in connection with it are governed by and shall be construed in accordance with English law.

1.4	This opinion is limited to the matters in paragraph 4 and does not extend, and it is not to be read as extended by implication, to any other matters. No opinion is expressed as to matters of fact.

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Herbert Smith Freehills LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is authorised and regulated by the Solicitors’ Regulation Authority of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills LLP to refer to a member of Herbert Smith Freehills LLP, or an employee or consultant with equivalent standing and qualifications.

Date 26 April 2024 Letter to Marex Group plc

1.5

By giving this opinion we do not assume any obligation to notify you of changes in law following the date of this opinion which may affect the opinions expressed herein or to otherwise update this opinion in any respect.

1.6	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

2.	DOCUMENTS AND ENQUIRIES

2.1

For the purpose of giving this opinion, we have examined such records and registers of the Company as have been made available to us and such questions of law as we have considered appropriate, including, amongst other things, the following documents:

2.1.1	the Registration Statement;

2.1.2	copies of the following documents:

(A)

the certificate of incorporation of the Company dated 4 November 2005, certificates of incorporation on change of name of the Company dated 16 December 2005 and 4 July 2011 and certificate of incorporation on re-registration as a public limited company of the Company dated 24 May 2021;

(B)	the amended and restated articles of association of the Company adopted on 21 March 2024 and in effect as of the date hereof (the “Articles”);

(C)	copies of the rules of each of:

(1)	the Marex Group Limited 2007 Employee Share Purchase Plan;

(2)	the 2021 Deferred Bonus Plan;

(3)	the 2022 Deferred Bonus Plan;

(4)	the Retention LTIP;

(5)	the LTIP;

(6)	the ESPP;

(7)	the Omnibus Plan;

(D)	the resolutions of the Company’s board of directors passed at a meeting of the directors held on 21 March 2024 whereby it was resolved, inter alia, to adopt the Articles;

(E)	the shareholder resolutions passed at a general meeting of the Company held on 21 March 2024 whereby it was resolved to adopt the Articles;

(F)

a certificate of the Company Secretary dated 26 April 2024 certifying certain records of the Company resolutions of the board of directors of the Company and the shareholders of the Company (the “Secretary’s Certificate”);

(G)	the resolutions of the Company’s board of directors passed at:

(1)

a meeting of the directors held on 30 March 2007 whereby it was resolved, inter alia, to approve the Marex Group Limited 2007 Employee Share Purchase Plan as an employees’ share scheme as defined in section 1166 of the Companies Act 2006;

Date 26 April 2024 Letter to Marex Group plc

(2)

a meeting of the remuneration committee of the board of directors held on 9 December 2021 whereby it was resolved, inter alia, to approve the 2021 Deferred Bonus Plan and the Retention LTIP as employees’ share schemes as defined in section 1166 of the Companies Act 2006;

(3)

meetings of the remuneration committee of the board of directors held on 17 March 2022, 11 May 2022 and 30 June 2022 whereby it was resolved, inter alia, to approve the 2022 Deferred Bonus Plan as an employees’ share scheme as defined in section 1166 of the Companies Act 2006;

(4)

a meeting of the remuneration committee of the board of directors held on 6 September 2023 whereby it was resolved, inter alia, to approve the LTIP as an employees’ share scheme as defined in section 1166 of the Companies Act 2006; and

(5)

a meeting of the directors held on 12 April 2024 whereby it was resolved, inter alia, to approve the ESPP and the Omnibus Plan as employees’ share schemes as defined in section 1166 of the Companies Act 2006 and to reserve authority to allot and issue New Shares pursuant to the ESPP and the Omnibus Plan subject to the limits contained therein, together, the “Board Resolutions”; and

(H)

the shareholder resolutions passed at a general meeting of the Company held on 24 April 2024 whereby it was resolved, inter alia, to approve the ESPP and the Omnibus Plan as employees’ share schemes as defined in section 1166 of the Companies Act 2006 and grant authorities to the board of directors of the Company for the purposes of sections 551 and 570 of the Companies Act 2006 to allot and issue the Shares pursuant to the Omnibus Plan to the extent that this does not qualify as an employee share scheme under section 1166 of the Companies Act 2006 (the “Shareholder Resolutions” and, together with the Board Resolutions, the “Corporate Approvals”).

2.2	For the purpose of giving this opinion, we have made the following enquiries:

2.2.1

on 26 April 2024, at 9:40 a.m., we carried out a search of the Companies House Service operated by the Registrar of Companies in England and Wales in respect of the Company (the “Company Register Search”); and

2.2.2

on 26 April 2024, at 10:25 a.m., a search of the Insolvency and Companies List, at the Royal Courts of Justice was carried out (by us or by CRO Info (a brand name of Company Registrations Online Limited (company number 3638753) on our behalf) in relation to the Company (the “Central Registry Search”).

2.3

Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

3.1	This opinion is based upon the assumption (which may or may not be the case) that:

Date 26 April 2024 Letter to Marex Group plc

3.1.1	Authenticity: all documents (including copy documents) examined by us are authentic, complete and accurate and all signatures and seals thereon (if any) are genuine;

3.1.2	Documents up-to-date etc: all documents which we have reviewed are and remain up-to-date and have not been terminated or rescinded;

3.1.3

Nominal Value: On each date of the allotment and issue of the Shares (each an “Allotment Date”) the Company will comply with all applicable laws to allot and issue the Shares and the Company will receive such amounts as are necessary to fully pay the nominal value of the Shares and any applicable share premium or capitalise profits of the Company or any sum standing to the credit of any reserve of the Company in order to satisfy the nominal value of the Shares and any applicable share premium;

3.1.4	Drafts: the drafts of any document which we have examined are the form in which such document will be or has been executed and delivered;

3.1.5	Extracts: in the case of any document from which extracts only have been supplied to us, the extracts do not reveal a misleading view of the document as a whole;

3.1.6	Due execution: each of the signed documents examined by us have been duly executed and, where applicable, delivered on behalf of the Company;

3.1.7	Conditions: any conditions to the authority to allot and issue the New Shares pursuant to the Corporate Approvals will be satisfied prior to any Allotment Date;

3.1.8

Resolutions: the Shareholder Resolutions were validly passed at properly convened and conducted meetings of the shareholders and remain in full force and effect without modification and will remain as at any Allotment Date, and the Board Resolutions were validly passed and remain in full force and effect without modification and will remain as at any Allotment Date;

3.1.9

Pre-emptive rights: the directors as at the time of the Allotment Dates will be duly authorised pursuant to the articles of association of the Company in force at the time of the Allotment Dates, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot and issue the Shares on a non pre-emptive basis;

3.1.10

Secretary’s Certificate: the contents of the Secretary’s Certificate were true, accurate and not misleading when given and remain true, accurate and not misleading as at the date of this opinion and any Allotment Date, and there is no fact or matter referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate inaccurate or misleading;

3.1.11

Administration etc.: no step has been taken to wind-up, strike off or dissolve the Company or to place the Company into administration and no receiver has been appointed over or in respect of the assets of the Company, nor has any analogous procedure or step been taken in any jurisdiction, which (in either case) has or have not been revealed by the searches referred to in paragraph 2.2 above;

3.1.12	Filings: the information disclosed by the Company Register Search and the Central Registry Search was and remains complete, accurate and up-to-date and will remain so as at any Allotment Date;

Date 26 April 2024 Letter to Marex Group plc

3.1.13

No breach: the Company will not, by reason of the transactions contemplated by the Corporate Approvals, be in breach of any of its obligations under any licence, authorisation, consent or similar document;

3.1.14

Directors: the directors of the Company have acted in good faith and have complied with their duties under all applicable laws in approving the Corporate Approvals and the transactions contemplated thereby;

3.1.15

Misconduct, etc.: there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors in relation to any allotment and issue of Shares; and

3.1.16

Regulatory requirements: no Shares or rights to subscribe for Shares have been or will be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities.

4.	OPINION

Based on the documents referred to in paragraph 2 and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that (i) the Existing Shares have been, and (ii) the New Shares when allotted and issued, delivered and paid for (or credited by the Company as paid for by capitalising available profits of the Company or any sum standing to the credit of any distributable reserve of the Company) in accordance with the Share Plans, for each of (i) and (ii), will have been duly and validly issued, be fully paid or credited as fully paid, and will not be subject to any call for the payment of further capital.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section:

5.1.1

Creditors: This opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

5.1.2

Records: The records of the Registrar of Companies and the Insolvency and Companies List may not be complete or up-to-date and do not contain details of foreign insolvency proceedings. In particular, the Insolvency and Companies List may not contain details of moratoria applications filed, administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Insolvency and Companies List are not capable of revealing whether or not a winding-up petition or a petition for the making of an administration order has been presented and, further, notice of a winding-up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

Date 26 April 2024 Letter to Marex Group plc

5.1.3

Company search: A search at Companies House may not reveal whether the Shares or any of them are subject to a charge, encumbrance or other security interest because particulars of such security interests may not be filed at Companies House immediately, there may be a delay in the relevant registration appearing on the file of the Company concerned, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in Great Britain.

6.	CONSENT

6.1

This opinion is addressed to you personally and is provided solely in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

6.2

This opinion may not be relied upon by you for any other purpose, and, other than as set out in this paragraph 6, may not be assigned to any other entity or person for any purpose (including, without limitation, by any entity or person that acquires Shares from the Company) without our prior written consent.

6.3	This opinion is given by Herbert Smith Freehills LLP which assumes liability for and is solely responsible for it.

Yours faithfully,

/s/ Herbert Smith Freehills LLP

Herbert Smith Freehills LLP